Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	slp@haydenir.com

For Immediate Release:

April 2, 2020

Simulations Plus Acquires Lixoft, Expanding Modeling Software Offerings and Broadening Presence in Europe

Accretive acquisition adds Monolix Suite, a population PKPD modeling solution for pharmacometricians

LANCASTER, CA, April 2, 2020 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that it has acquired Lixoft of Paris, France. Lixoft was founded in 2011 by Jérôme Kalifa and Marc Lavielle to design software solutions based on scientific breakthroughs to reduce the cost and increase the success rate of new drug development.

Pursuant to the Share Purchase and Contribution Agreement (the “Agreement”) signed on March 31, 2020, and closed on April 1, 2020, Lixoft has become a wholly-owned subsidiary of Simulations Plus, Inc. (“Simulations Plus”) and will continue to operate under the Lixoft name. This accretive acquisition is expected to add more than $3.5 million to the revenues of Simulations Plus in the coming fiscal year 2021.

Shawn O’Connor, chief executive officer of Simulations Plus, said: “Lixoft has established itself with the highly regarded Monolix Suite as a leading provider of population PKPD modeling functionality, building a strong and rapidly growing installed base in the pharmaceutical industry. It represents an additional complementary software product to our existing offerings and provides for an attractive expansion of our range of consulting services. Finally, it provides us increased presence in the European geographic area with experienced executive management. I look forward to Jérôme Kalifa (cofounder and chairman) and Jonathan Chauvin (chief executive officer) joining our executive management team as well as the whole Lixoft team.”

“Joining Simulations Plus, which has long served as a role model for Lixoft, is an ideal opportunity for us to increase exposure and leverage the robust Simulations Plus infrastructure for sales and distribution,” commented Jérôme Kalifa, Lixoft cofounder and chairman.

Jonathan Chauvin, Lixoft CEO, added, “This combination will enhance our ability to serve our clients’ consulting service needs. We believe this is an opportunity to add incremental value to our customers.”

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John Kneisel, chief financial officer of Simulations Plus, added, “We expect this deal to contribute to our pretax cash flow going forward and be immediately accretive to earnings. It will not affect our ability to continue to distribute dividends, which is determined by the Board of Directors on a quarterly basis in its discretion.”

The Agreement

Pursuant to the Agreement (the “Agreement”), Lixoft has become a wholly-owned subsidiary of Simulations Plus and will continue to operate under the Lixoft name.

Under the terms of the Agreement, Simulations Plus will pay the shareholders of Lixoft consideration of cash and stock of up to $16.5 million, comprised of $11 million paid upon close plus an earnout of up to an additional $5.5 million over the next two years, based on the revenue growth and profitability of Lixoft over this time frame. The consideration paid to the shareholders has and will be delivered two-thirds in cash and one-third in newly issued restricted shares of Simulations Plus. The Agreement provides that $2 million of the total upfront consideration (in cash and Simulations Plus shares) will be held back for a period of 24 months to satisfy any indemnifiable claims that may arise pursuant to the terms of the Agreement.

Excel Partners, an investment bank with offices in New York and Los Angeles, acted as exclusive financial advisor to Simulations Plus in connection with this transaction. Procopio, Cory, Hargreaves & Savitch LLP and EY Société d’avocats served as legal counsel to Simulations Plus in connection with this transaction.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

About Lixoft

Lixoft was founded in Paris, France, in 2011 after a seven-year research program by Inria (The Institut national de recherche en sciences et technologies du numérique) in collaboration with several large pharmaceutical partners. Lixoft products are designed to save the time and energy of pharmacometricians and biostatisticians. Lixoft brings breakthrough advances to the modeling and simulation community in user-friendly tools designed to break the preclinical/clinical/vigilance divides for modeling and simulation and allow all stages of drug development to share information and synthesize them in studies. The Monolix Suite is a unique population PKPD modeling solution for pharmacometricians. It supports modeling projects from the first data exploration to clinical trial simulations. For the calendar year 2019, Lixoft revenues were approximately $3.4 million with net earnings of approximately $1.7 million and a staff of 11 employees. More information is available on Lixoft’s website at www.lixoft.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, our ability to successfully integrate Lixoft into Simulations Plus and its potential impact on our operating results, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to integrate and properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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